Exhibit 99.1

In connection with the resignation of Mr. Bernick, the Company issued the following internal announcement:

In the past few weeks, David Bernick, Senior Vice President and General Counsel, and I have had numerous candid discussions regarding his personal aspirations and objectives given his widely acknowledged expertise and immense intellectual capabilities. As a result of these conversations, I regret to inform you that David has concluded that his ambitions would be best served by pursuing other attractive avenues available to him. Accordingly, late last week, he tendered his resignation which I have accepted. In so doing, he has pledged his full support and availability, if required, to assure a smooth transition through to the end of June 2012.

I wish to take this opportunity to both acknowledge David’s accomplishments and thank him wholeheartedly for the significant value he has brought to PMI since he joined us in March 2010. His contributions to the function he leads and to numerous PMI strategic priorities, not least of which included the invaluable insights and creative work on our Next Generation Products, will endure for years to come.

I know that you will all join me in wishing David all the success he so amply deserves and wish him well for the future. He leaves with our gratitude and highest regard.

I trust that I will be in a position to announce David’s successor in the very near future.